Exhibit 99.1

bebe stores, inc.
Announces Fourth Quarter and Fiscal Year 2014 Preliminary Financial Results

Fourth quarter comparable store sales from continuing operations decreased 1.9%
Fourth quarter net loss per share from continuing operations was $0.30
Non-GAAP adjusted fourth quarter net loss per share from continuing operations was $0.18

BRISBANE, CA. - September 4, 2014 - bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fourth quarter and fiscal year ended July 5, 2014.

Jim Wiggett, Chief Executive Officer said, “The Company took significant steps during the fourth quarter to re-focus on the bebe brand, to preserve cash and to gain operating efficiencies across the organization. This was marked by changes in leadership, the closure of the 2b division and the restructuring of our corporate office including retail management. Looking ahead, we will continue to focus our efforts on re-building the bebe brand, enhancing the product offering and merchandising the stores by lifestyle occasion, while maintaining a compelling fashion and value equation for our customers. In addition to driving sales and improving margin, our focus will also continue to be on pragmatically preserving cash with the goal of delivering value to our shareholders.”

For the fourth quarter of fiscal 2014:

Net sales from continuing operations were $103.6 million, a decrease of 8.7% from $113.5 million reported for the fourth quarter a year ago. Comparable store sales for the quarter ended July 5, 2014, decreased 1.9% compared to a decrease of 7.9% in the comparable period of the prior year.

Gross margin from continuing operations as a percentage of net sales decreased to 30.9% compared to 31.4% in the fourth quarter of fiscal 2013. The reduction in margin was primarily the effect of higher promotional activity during the quarter as compared to the same period last year, partially offset by occupancy leverage.

SG&A expenses from continuing operations were $56.1 million, or 54.2% of net sales, compared to $52.2 million, or 46.0% of net sales, for the same period in the prior year. The increase in SG&A expenses was primarily attributable to costs of $3.9 million related to the corporate restructuring including CEO transition costs, and store impairment and closure related charges of $4.1 million, compared to certain charges in the prior year including store impairment and closure-related charges of $2.2 million coupled with recruiting and retention costs of $2.6 million. In addition, advertising expenses in the fourth quarter of fiscal 2014 were $1.1 million higher than the prior year.

Net loss from continuing operations for the fourth quarter of fiscal 2014 was $24.2 million, or $0.30 per share, on 79.5 million shares outstanding, compared to net loss of $16.0 million, or $0.20 per share, on 79.0 million diluted shares outstanding for the same period of the prior year. Included in loss from continuing operations for the quarter were certain incremental costs totaling $9.9 million. Excluding the impact of these charges, net loss from continuing operations was $14.3 million, or $0.18 per share, for the fourth quarter of fiscal 2014 (a reconciliation of GAAP to non GAAP measures is provided in this earnings release).

Including loss from discontinued operations of $9.8 million, net loss for the fourth quarter of fiscal 2014 was $34.1 million, or $0.43 per share. Including a loss from discontinued operations of $4.7 million, net loss for the fourth quarter of fiscal 2013 was $20.8 million, or $0.26 per share. Loss from discontinued operations during the fourth quarter of both years reflects the operating results of the 2b business, which was shut down on July 5, 2014. For the fourth quarter of fiscal 2014, the closure resulted in lease termination costs of approximately $6.0 million, a loss from the write-off of 2b assets of $0.8 million and a $1.0 million loss on purchase commitments related to non-cancellable 2b purchase orders, all of which are reflected in the loss from discontinued operations. Discontinued operations for the fourth quarter of fiscal 2013 included $3.3 million in store impairment and closure related charges. Loss from discontinued operations for the fourth quarter of fiscal year 2014 is preliminary as the Company is currently negotiating with landlords regarding exiting its 2b leases and estimates associated with these leases are subject to change. The Company’s financial results will include an amount that is based on current information at the time of filing of the 10K.

The following table reflects the quarterly unaudited pre-tax results attributed to discontinued operations during fiscal years 2014 and 2013:

	Q1'14	Q2'14	Q3'14	Q4'14	FY'14
In 000's
Net sales	$4,859	$6,713	$4,451	$5,395	$21,418
Gross margin	996	1,656	792	(718)	2,726
SG&A	(2,252)	(2,751)	(2,315)	(9,154)	(16,472)
Operating loss from discontinued operations	$(1,256)	$(1,096)	$(1,522)	$(9,872)	$(13,746)

	Q1'13	Q2'13	Q3'13	Q4'13	FY'13
In 000's
Net sales	$4,356	$6,004	$5,488	$5,668	$21,516
Gross margin	871	1,215	1,185	831	4,102
SG&A	(1,933)	(2,587)	(2,299)	(5,555)	(12,375)
Operating loss from discontinued operations	$(1,062)	$(1,372)	$(1,114)	$(4,724)	$(8,272)

During the quarter ended July 5, 2014, the Company closed two bebe stores.

Full year fiscal 2014 results:

Net sales from continuing operations for the fiscal year ended July 5, 2014, were $425.1 million, a decrease of 8.2% from $463.2 million for the fiscal year ended July 6, 2013, which included an extra retail week. Comparable store sales for the fiscal year ended July 5, 2014, decreased 3.2% compared to a decrease of 9.6% in the prior year.

Net loss from continuing operations for the fiscal year ended July 5, 2014, was $59.3 million, or $0.75 per share, compared to net loss of $69.1 million, or $0.84 per share in the prior year. Included in loss from continuing operations for fiscal 2014 was $6.6 million in impairment charges and other store closure costs, $4.0 million related to reduction in work force and transition costs, including severance costs related to the former CEO, and $1.8 million in professional fees and transition charges. The full year impact of all incremental costs totaled $12.4 million. Excluding the impact of these charges, net loss from continuing operations was $46.8 million or $0.59 per share for fiscal 2014 (a reconciliation of GAAP to non GAAP measures is provided in this earnings release).

Including loss from discontinued operations of $13.7 million, net loss for fiscal 2014 was $73.0 million, or $0.92 per share. Including loss from discontinued operations of $8.3 million, net loss was $77.4 million, or $0.95 per share, for fiscal 2013. Loss from discontinued operations for both years reflects the operating results of the 2b business, which was shut down on July 5, 2014. For fiscal 2014, the closure resulted in lease termination costs of $6.0 million, a loss from write-off of 2b assets of $0.8 million and a charge of $1.0 million for non-cancellable 2b purchase orders, all of which are reflected in the loss from discontinued operations. Discontinued operations for fiscal 2013 included $3.3 million in store impairment and closure related charges. Loss from discontinued operations for the fourth quarter of fiscal year 2014 is preliminary as the Company is currently negotiating with landlords regarding exiting its 2b leases and estimates associated with these leases are subject to change. The Company’s financial results will include an amount that is based on current information at the time of filing of the 10K.

Balance sheet summary:

Cash and investments at July 5, 2014 were $125 million.

As of July 5, 2014, average finished goods inventory per square foot increased approximately 8.6% compared to the prior year.

Capital expenditures for the fiscal year were approximately $23.0 million, and depreciation expense was approximately $18.4 million from continuing operations.

First quarter and fiscal 2015 guidance:

For the first quarter of fiscal 2015, the Company expects comparable store sales to be in the negative low single digit to flat range. Gross margin is expected to be lower than the prior year due to higher markdowns in the beginning of the quarter to clear through excess inventory and deleveraging of certain fixed costs. The net loss per share is expected to be in the high teens. The expected net loss per share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets as discussed above and thus a close to 0% effective tax rate.

Finished goods inventory per square foot as of the end of fiscal first quarter 2015 is anticipated to increase in the low single digits compared to the first quarter of fiscal 2014.

Total capital expenditures for the year are anticipated to be approximately $16 million for new stores, remodels and information technology systems.

Dividend payments are expected to be approximately 40% below fiscal 2014 or approximately $4.7 million for fiscal year 2015.

For fiscal year 2015, the Company plans to open four bebe stores and two outlet stores, and to close up to 12 bebe and outlet stores, which will result in approximately a 2% decrease in total store square footage from the end of fiscal year 2014. In addition, the number of points of distribution managed by our international licensees is expected to remain unchanged on a net basis for the fiscal year.

Webcast and Conference call information:

A live audio webcast of bebe stores, inc. fourth quarter and fiscal 2014 earnings release call will be available September 4, 2014 at https://event.webcasts.com/starthere.jsp?ei=1038333. The call begins at 1:30 P.M. (PT) / 4:30 P.M. (ET). The webcast will be hosted by Jim Wiggett, Chief Executive Officer, and Liyuan Woo, Chief Financial Officer.

The financial results and live webcast will be accessible through the Investor Relations section of the Company’s website at www.bebe.com.

To access the call through a conference line, dial 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 90549384. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

SEC Regulation G - Non-GAAP Information

This press release includes non-GAAP adjusted net income (loss) and adjusted diluted earnings (loss) per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures both in the text above and the table that refers to such in this release. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2014 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2013 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe stores, Inc.:

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe, BEBE SPORT and bbsp brand names. bebe currently operates 173 bebe retail stores including the on-line store bebe.com, and 35 bebe outlet stores. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 25 countries.

Contact:

bebe Stores, Inc.
Liyuan Woo, Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	July 5, 2014	July 6, 2013

Assets

Cash and equivalents	$94,345	$86,965
Available for sale securities	18,665	38,945
Inventories, net	31,683	33,862
Total current assets	160,299	180,366
Available for sale securities	11,941	54,181
Property and equipment, net	93,646	104,720
Total assets	270,361	344,816

Liabilities and Shareholders' Equity

Total current liabilities	$58,920	$48,409
Total liabilities	84,845	85,316
Total shareholders' equity	185,516	259,500
Total liabilities and shareholders' equity	270,361	344,816

bebe stores, inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended (number of weeks)				For the Year-to-Date Period Ended (number of weeks)
	July 5,		July 6,		July 5,		July 6,
	2014 (13)%		2013 (13)%		2014 (52)%		2013 (53)%

Net sales	$103,569	100.0%	$113,486	100.0%	$425,117	100.0%	$463,170	100.0%
Cost of sales, including production and occupancy	71,564	69.1	77,802	68.6	286,990	67.5	308,976	66.7

Gross margin	32,005	30.9	35,684	31.4%	138,127	32.5	154,194	33.3
Selling, general and administrative expenses	56,093	54.2	52,209	46.0%	197,796	46.5	197,168	42.6

Operating loss	(24,088)	(23.3)	(16,525)	(14.6)	(59,669)	(14.0)	(42,974)	(9.3)
Interest and other income, net	(5)	—	112	0.1	258	0.1	815	0.2

Loss before income taxes	(24,093)	(23.3)	(16,413)	(14.5)	(59,411)	(13.9)	(42,159)	(9.1)
Income tax (benefit)/provision	135	0.1	(387)	(0.3)	(160)	—	26,988	5.8

Net income (loss)	(24,228)	(23.4)	(16,026)	(14.1)	(59,251)	(13.9)	(69,147)	(14.9)

Loss from discontinued operations, net of tax	(9,872)	(9.5)	(4,724)	(42)	(13,746)	(3.2)	(8,276)	(1.8)

Net loss	$(34,100)	(32.9)%	$(20,750)	(18.3)%	$(72,997)	(17.1)%	$(77,423)	(16.7)%

Basic loss per share amounts:
Loss from continuing operations	$(0.3)		$(0.2)		$(0.75)		$(0.84)
Loss from discontinued operations	(0.12)		(0.06)		(0.17)		(0.1)
Net Loss	$(0.43)		$(0.26)		$(0.92)		$(0.95)

Diluted loss per share amounts:
Loss from continuing operations	$(0.3)		$(0.2)		$(0.75)		$(0.84)
Loss from discontinued operations	(0.12)		(0.06)		(0.17)		(0.1)
Net Loss	$(0.43)		$(0.26)		$(0.92)		$(0.95)

Basic weighted average shares outstanding	79,462		78,982		79,234		81,847
Diluted weighted average shares outstanding	79,462		78,982		79,234		81,847

Number of stores open at beginning of period	226		245		242		252
Number of stores opened during period	1		1		2		10
Number of stores closed during period	20		4		37		20
Number of stores open at end of period	207		242		207		242

Number of stores expanded/relocated during period	2		1		3		7

Total square footage at end of period (000's)	820		970		820		970

bebe stores, inc.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Amounts in millions except per share data)

Included within this press release are references to non-GAAP financial measures ("non-GAAP" or "adjusted"), including operating (loss) income, net (loss) income and net (loss) income per diluted share excluding the effect of certain charges. These financial measures are not in compliance with U.S. generally accepted accounting principles ("GAAP") and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with its GAAP financial statements. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating performance, as well as assists with the comparison of past financial performance to the Company’s future financial results. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations and are not viewed as being superior to GAAP financial measures. For further information, see "Company Statement on Disclosure of Non-GAAP Financial Measures" within the Investor Relations section of the Company's corporate web site, www.bebe.com.

The following is a reconciliation of the applicable GAAP financial measures to the non-GAAP financial measures (in millions, except for net (loss) income per diluted share):

	For the Quarter Ended July 5, 2014			For the Quarter Ended July 6, 2013
	Operating	Net	Net Loss	Operating	Net	Net Loss
	Loss	Loss	Per Share	Loss	Loss	Per Share
	from continuing	from continuing	from continuing	from continuing	from continuing	from continuing

GAAP financial measure	$ (24.1)	$(24.2)	$ (0.30)	$ (16.5)	$ (16.0)	$ (0.20)

Charges, net of income tax where applicable

Store impairment and closure related costs	4.1	4.1	0.05	2.2	2.2	0.03
Costs related to severance, recruiting and retention	3.9	3.9	0.05	2.6	2.6	0.03
Settlement and consulting related expense, net	1.9	1.9	0.02	2.1	2.1	0.03
	$ 9.9	$ 9.9	$ 0.12	$ 6.8	$ 6.8	$ 0.09

Non-GAAP financial measure	$ (14.2)	$ (14.3)	$ (0.18)	$ (9.7)	$ (9.3)	$ (0.12)

	For the Year Ended July 5, 2014			For the Year Ended July 6, 2013
	Operating	Net	Net Loss	Operating	Net	Net Loss
	Loss	Loss	Per Share	Loss	Loss	Per Share
	from continuing	from continuing	from continuing	from continuing	from continuing	from continuing

GAAP financial measure	$ (59.7)	$(59.3)	$ (0.75)	$ (43.0)	$ (69.1)	$ (0.84)

Charges, net of income tax where applicable

Store impairment and closure related costs	6.6	6.6	0.08	6.0	6.0	0.07
Costs related to severance, recruiting and retention	4.0	4.0	0.05	4.9	4.9	0.06
Settlement and consulting related expense, net	1.8	1.8	0.02	4.7	4.7	0.06
Establishment of valuation allowance against net deferred income tax assets	0	0	0	0	27.0	0.33
	$ 12.4	$ 12.4	$ 0.16	$ 15.6	$ 42.6	$ 0.52

Non-GAAP financial measure	$ (47.2)	$ (46.8)	$ (0.59)	$ (27.4)	$ (26.5)	$ (0.32)